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                                                                   EXHIBIT 99.5

                         [THERMEDICS INC. LETTERHEAD]


                               February  , 1997

Dear Shareholder:

        Thermedics Inc. ("Thermedics") pleased to offer you the opportunity to participate in the initial public offering of its majority-owned subsidiary, Thermedics Detection Inc. ("Thermedics Detection"), which manufactures high-speed on-line detection and measurement systems used in a variety of industrial process applications, explosives detection and laboratory analysis.

        Thermedics Detection is distributing to its shareholders transferable subscription rights (the "Rights") to purchase shares of Thermedics Detection Common Stock for a price of $_____ per share (the "Subscription Price"). Thermedics will not exercise the Rights it receives as majority shareholder of Thermedics Detection. Instead, Thermedics is distributing the Rights to its shareholders in order to provide them with an opportunity to participate directly in the initial public offering of Thermedics Detection.

Summary of Terms of the Rights Offering

     The basic terms of the Rights offering are as follows:

   . Each Thermedics shareholder will receive 0.10 Rights for each share of Thermedics Common Stock held on the Record Date (one Right for every 10 shares of Thermedics Common Stock held).

   . One whole Right is exercisable for one share of Thermedics Detection Common Stock at a price of $_____ per share.

   .  Rights are exercisable from February __, 1997 through March __, 1997.

   . Shareholders who have fully exercised the Rights issued to them may subscribe for additional shares of Thermedics Detection Common Stock, to the extent available, at the Subscription Price, through the exercise of an oversubscription privilege.

   . The Rights will trade on the American Stock Exchange from February __, 1997 through March __, 1997, and the shares of Thermedics Detection Common Stock will trade on the American Stock Exchange when issued commencing on February __, 1997 and regular way commencing March __, 1997.

   . THE RIGHTS MAY NOT BE EXERCISED AFTER 5:00 P.M., EASTERN TIME, ON MARCH __, 1997.

        A more detailed description of the Rights offering is contained in the enclosed Prospectus, which you should read and consider in its entirety prior to participating in the Rights offering.

Enclosures

        You will find enclosed a Prospectus describing the Rights offering and, if your shares of Thermedics Common Stock are held in your name and you are located in the United States, a Subscription Certificate representing Rights to purchase Thermedics Detection Common Stock as well as related instructions. If you are located anywhere outside the United States (except the United Kingdom) and hold your shares of Thermedics Common Stock in your name, you will find instead an International Holder Subscription Form and related instructions. You should carefully review the Prospectus and, if applicable, the other enclosed materials.
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Exercise of Rights

        If your shares of Thermedics Common Stock are held in your name and you are located in the United States, you should follow the enclosed instructions as to the exercise or transfer of the Rights represented by the enclosed Subscription Certificate. If you are located outside the United States (except the United Kingdom) and hold your shares of Thermedics Common Stock in your name, you should follow the enclosed instructions as to the completion of the International Holder Subscription Form. If you hold your shares of Thermedics Common Stock in your own name and you are located in the United Kingdom, you should contact Lehman Brothers International (Europe) at the international address indicated below if you are interested in participating in the Rights offering. If your shares of Thermedics Common Stock are held in the name of a nominee such as a broker, you should contact the nominee and provide instructions as to the exercise of your Rights.

Transfer of Rights

        The Rights have been listed for trading on the American Stock Exchange and are expected to trade from February __, 1997 through March __, 1997 through normal brokerage channels. You may sell your Rights by contacting your broker or you may request the subscription agent to sell some or all of your Rights and deliver the proceeds to you. The subscription agent will attempt to sell any Rights held by persons located outside the United States who have not provided the subscription agent with exercise or sale instructions by 11:00 a.m., Eastern time, on March __, 1997.

Additional Information

        You may obtain additional information concerning the Rights offering from the following sources:

United States                             International

Lehman Brothers Inc.                      Lehman Brothers International (Europe)
3 World Financial Center                  One Broadgate
New York, New York  10285                 London EC2M 7HA
Attention: Mr. Kevin Davies               England
telephone: (212) 526-3025                 Attention: Mr. Adrian Norman
telecopier: (212) 526-9731                telephone: 44-1-71-260-2793
                                          telecopier: 44-1-71-260-2635

        Information is also available from the subscription agent:

                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, New York 10005
                  telephone:  (718) 921-8200
                  telecopier:  (718) 234-5001

        Thermedics is pleased to provide you with this opportunity to participate in the initial public offering of Thermedics Detection. On behalf of the Board of Directors of Thermedics, I thank you for your continuing support.

                                          Very truly yours,



                                          John W. Wood Jr.
                                          President and Chief Executive Officer